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                           SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                        -------------------------------

                           [Amendment No............]

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement
/ /  Definitive Proxy Statement
/X/  Definitive Additional Materials
/ / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             McDonald's Corporation
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:

          ---------------------------------------------

     2)   Aggregate number of securities to which transaction applies:

          ---------------------------------------------

     3) Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

          ---------------------------------------------

     4)   Proposed maximum aggregate value of transaction:

          ---------------------------------------------

     5)   Total fee paid:

          ---------------------------------------------

          / / Fee paid with preliminary materials.
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/ /  Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:-----------------------------------
     2)   Form Schedule or Registration Statement No.:---------------
     3)   Filing Party:---------------------------------------------
     4)   Date Filed:_____________________________
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TALKING POINTS FOR CALLS TO SHAREHOLDERS
----------------------------------------

INTRODUCTION
------------

1.  Ask for the individual with the authority to vote.

2.  Introduce yourself.

3. State the purpose of the call, i.e., to ensure that the proxy is voted and to enlist their support against the shareholder proposal to declassify the Board.

4. Ask if the Proxy Statement and Annual Report have been received. If not, offer to resend them. Let the investor know that although the proxy materials will arrive through regular channels, we think it is important that he/she receive them promptly.

SOLICITATION
------------

1. Confirm the number of shares held on the record date, the voting power held by the shareholder, who holds the remaining voting power, and where the shares are held, for example, which custodial bank or depository.

2. Ask if there are any questions that you can answer to be helpful in making a decision.

    . If they say they have already voted their proxy, mention that we have a confidential voting policy; then ask if they would mind sharing how they voted. (If they voted "for" the declassification of the Board, ask if they would be willing to reconsider based on additional dialogue. If so, do so immediately or follow up as soon as possible. Remember an against vote is preferred but if that is "not possible," an "abstain" vote would be appreciated)


3.  If they have not yet voted please inquire if:

    . The investor has any voting guidelines on the declassification of the Board. If so, ask if he/she would be willing to share it with us.

    . If the investor's guideline is to vote "for" (support) the declassification of the Board, urge the institution to consider McDonald's as a separate case.

4. Be sure to mention that our Board recommends a vote "against" the shareholder proposal submitted by the General Fund of the Union of Needletrades, Industrial and Textile Employees to declassify the Board and stress that we would appreciate their support (i.e. an against vote on this matter). If they indicate this is "not possible", ask if they would be willing to "abstain" on this proposal.
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5.  Leave your name and phone number, in the event they have any questions when voting.


KEY POINTS
----------

1.  Record date for the Annual Meeting is March 20, 2000.

2.  Date of the Annual Meeting is May 18, 2000.

3. Proposal #4: Board recommends a vote "against" a shareholder proposal submitted by the General Fund if the Union of Needletrades, Industrial and Textile Employees to declassify McDonald's Board of Directors.

4. McDonald's has been operating successfully with a classified board structure ever since shareholders approved it 17 years ago. During this period ended December 31, 1999, the Company's stock price grew about 1,700%, delivering a compound annual total return of 20% compared with 19% for the Dow Jones Industrial Average and 18% for the S&P 500.

5. In 1999, McDonald's extended its global leadership position. McDonald's reported a 13% increase in earnings per share on a constant currency basis (excl. 1998 Made For You costs and the 1998 special charge). This strong earnings performance helped drive a 29% increase in free cash flow and improved returns.

6. McDonald's Board of Directors was ranked among Business Week's best boards in America based on a survey of institutional investors and corporate governance experts. Measures used in the survey were shareholder accountability, board quality, board independence and corporate performance.

7. McDonald's was listed among Fortune magazine's rankings of the Most Admired Companies in the World.

8. The proposal to declassify the Board should be viewed in the broader context of McDonald's corporate governance track record:

    . McDonald's Board is comprised of a significant majority of outside directors; we currently have 12 outside directors and four management directors.

    .  McDonald's Corporation adopted confidential voting in 1994.

    .  McDonald's poison pill expired at the end of 1998 and was not renewed.

You may also want to mention that the Board recommends a vote:

       "FOR" Proposal #1: the election of directors.

       "FOR" Proposal #2: the approval of auditors.

       "AGAINST" Proposal #3: (shareholder proposal) on genetically engineered crops and foods.
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Form of Letters to Certain Shareholders

(Letter A)


[Date]

Dear [Name]

Since your organization is a substantial investor in McDonald's Corporation, I am enclosing our 1999 Annual Report and the Proxy Statement for our Annual Meeting of Shareholders scheduled for Thursday, May 18, 2000. Knowing that your shares are most likely held through a custodian bank and that the normal distribution of these materials could be delayed, I thought you would appreciate receiving your personal copies as soon as practical.

On behalf of McDonald's Board, I am asking for your support this proxy season. Specifically, the Board recommends a vote against the proposal submitted by the General Fund of the Union of Needletrades, Industrial and Textile Employees to declassify the Board and against the shareholder proposal relating to genetically engineed crops and foods. The Board believes these proposals are not in the best interest of shareholders.

I would like to share perspectives as to why we believe the proposal to declassify the Board is not in the best interest of investors. A classified board affords the Company valuable protection against potentially hostile takeover attempts that do not offer the greatest value to all shareholders. It also provides continuity and stability to the Company and to its business and operational strategies that promote long-term success for the Company, and enhances the ability of directors to exercise a high degree of independence. We believe you will find the attached excerpts from an article co-authored by Rich Koppes - which highlights the benefits of classified boards - of particular interest. Rich Koppes is counsel with Jones Day and former general counsel with the California Public Employees' Retirement System (CalPERS).

Also, we believe a close look at McDonald's long- and short-term performance supports our position. McDonald's implemented a classified board in 1983. During the 17-year period ended December 31, 1999, McDonald's stock delivered a compound annual total return of 20 percent, exceeding both the Dow Jones Industrial Average and the Standard & Poor's 500. More recently, in 1999, we extended our global leadership position and reported a 13 percent increase in earnings per share on a constant currency basis (excluding 1998 Made For You costs and the 1998 special charge). This strong performance helped drive a 29 percent increase in free cash flow and improved returns.

Further, this proposal should be viewed in the broader context of McDonald's corporate governance track record. Our Board is comprised of a significant majority of outside directors; we currently have 12 outside directors and four management directors. We adopted confidential voting in 1994 and did not renew our Shareholder Rights Plan upon its expiration in 1998. These actions evidence a reasonable corporate governance approach.

I welcome any comments or questions you may have. On behalf of your Board of Directors and management of McDonald's Corporation, thank you for your continued interest and support.

Very truly yours,

/s/ Michael Conley

Michael Conley
Executive Vice President and Chief Financial Officer
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Excerpts from:

    "Corporate Governance Out of Focus: The Debate Over Classified Boards"
          By Richard H. Koppes, Lyle G. Ganske, and Charles T. Haag* Published in The Business Lawyer, May 1999, Volume 54, Number 3

 . "This article considers the arguments for and against classified boards, finding that benefits of structuring a board in staggered classes apply equally to corporations and governmental and regulatory bodies, including certain institutional investors, that choose to classify their directors."

 . "It is important to note that a classified board in and of itself is not a powerful anti-takeover defense with respect to share accumulations. When combined with a poison pill, it is the pill that generally prevents a takeover from being successful, while the classified board serves to protect the poison pill from being removed by the board."

   (As an aside, McDonald's poison pill expired at the end of 1998 and was not renewed.)

 . "The stock price of corporations with certain positive corporate governance attributes has been shown to increase with the adoption of provisions like a classified board."

 . Among the benefits of classified boards cited in the article is: "The ability of directors to act more independently if sitting for a term greater than one year..."

   . "By ensuring that the entire board of directors is not replaced in one clean sweep, classification increases the stability of an organization's corporate governance. This is not to say that action cannot be taken by a board to improve its governance at any given time, but it does provide a degree of `institutional memory' in the planning and operations of a corporation's board of directors. Likewise, governments often employ classified structures for legislative, regulatory, and administrative bodies to ensure a minimum level of continuity from year-to-year. These governmental bodies certainly change in operations and ideology over time, sometimes very quickly, but a classified board prevents dire changes based
                              --------------------------------------------------
      on misplaced short-term objectives." (Boldfacing added by McDonald's for
      -----------------------------------
      emphasis.)

   . "It is the view of the authors that if the independence of directors is to be preserved, and their ability to nudge or push entrenched management to action is maintained, then their independence is best secured by serving terms longer than one year. Common sense and human instinct indicate that an agent for change, or even a good monitoring agent, cannot generally serve that charge within his or her first year. ...The danger of one-year terms for such `independence-oriented' people is that they will not be invited to run again after the first year, and the considerable value of their independence could be lost simply because a board was not classified."


* Richard Koppes is counsel with Jones, Day, Reavis and Pogue (Jones Day) and a consulting professor of law at the Stanford University Law School. He is former deputy executive officer and general counsel of the California Public Employees' Retirement System (CalPERS). Lyle Ganske is a partner and Charles Haag is an associate with Jones Day.


                        If you would like a copy of the
                  Complete Article, please contact McDonald's
                       Investor Relations Service Center
                                 630-623-2553


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(Letter B)

[Date]


Dear McDonald's Shareholder:

In April, we sent you proxy materials for McDonald's Annual Meeting of Shareholders to be held on May 18th. To date, we have not received your proxy for voting at that meeting.

Whether or not you plan to be at the meeting, we urge you to vote your proxy as soon as possible. You can do so by signing and returning the enclosed proxy card, by using the vote-by-phone service or by accessing the Internet voting site. Detailed proxy voting instructions appear on the enclosed card.

McDonald's Board recommends that you vote as follows:

  "For" Proposal #1: the election of directors
  "For" Proposal #2: the approval of auditors
  "Against" Proposal #3: genetically engineered crops and foods
  "Against" Proposal #4: the declassification of the Board

This meeting is an important one for McDonald's and you, our shareholders. We once again ask that you consider and vote upon these proposals, which are described in the Proxy Statement sent to you in April.

In particular, by voting against the shareholder proposal submitted by the general fund of a union to declassify the Board, we believe you will be providing your Company with valuable protection against potentially hostile takeover tactics that do not offer the greatest value to all shareholders.

Your vote is important regardless of the number of shares you own. Please take the time now to read the proxy materials and vote your proxy card.

Very truly yours,

McDONALD'S CORPORATION

/s/ Jack M. Greenberg

Jack M. Greenberg
Chairman & Chief Executive Officer


P.S. If you have previously returned your proxy, please accept our thanks.

Enclosure
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(Letter C)

[Date]


Dear Owner/Operators:

I recognize that many of our owner/operators are also shareholders of McDonald's Corporation. So on behalf of our Board of Directors, I am asking for the support of all shareholders this proxy season. This meeting is an important one for McDonald's.

Specifically, the Board is asking shareholders to support the first two proposals - the election of directors and the approval of auditors - and to vote against the proposal submitted by the general fund of a union to declassify the Board and against the shareholder proposal relating to genetically engineered crops and foods.

More specifically, by voting against the proposal to declassify the Board, we believe you will be providing McDonald's with valuable protection against potentially hostile takeover tactics that do not offer the greatest value to all shareholders.

Accordingly, if you are a shareholder, I am asking that you vote your McDonald's proxy, as well as the proxies for any accounts over which you have voting discretion. If you need a duplicate proxy card and you hold stock in certificate form or in a MCDirect Shares or safekeeping account at First Chicago Trust, please call 1-800-621-7825. If you need a duplicate proxy card and you hold stock at a bank or broker, please contact your financial institution.

Please feel free to direct any comments or questions you may have to your regional manager, division president or me.

Thank you for your continued support.

Very truly yours,

/s/ Jack M. Greenberg
Jack M. Greenberg
Chairman and Chief Executive Officer